Exhibit 4.10

BP p.l.c.

RULES OF THE BP SHARE AWARD PLAN 2015

Shareholders’ Approval:	● 2015

[Designated Corporate Officer’s	● 2015

Adoption:]

Expiry Date:	● 2025

Linklaters

Linklaters LLP

One Silk Street

London EC2Y 8HQ

Telephone (+44) 20 7456 2000

Facsimile (+44) 20 7456 2222

Ref 01/140/Graham Rowlands-Hempel

Table of Contents

Contents

		Page

1	Definitions	1

2	Granting Awards	3

3	Documentation of Awards	4

4	Limits	5

5	Before Vesting	6

6	Vesting	7

7	Retention Period	9

8	Leaving employment	11

9	Malus and clawback	13

10	Takeovers and other corporate events	15

11	Changing the Plan	16

12	General	17

13	Sub-Plans	20

A18820566/0.10/02 Mar 2015

i

1	Definitions

In these rules:

“Acquiring Company” means a person who has or obtains control (within the meaning of Section 995 of the Income Tax Act 2007) of the Company;

“ADS” means an American depositary share representing ordinary shares of the Company;

“Award” means a conditional right to receive Shares each of which can take the form of a Conditional Award, Restricted Shares or an Option and includes an Award which has continued during a Retention Period;

“Award Date” means the date on which an Award is granted under rule 2.3.8;

“Basic Salary” means annual rate of gross salary, not including bonus or other variable remuneration. It includes basic salary from all members of the Group;

“Bonus Deferral Award” means an Award which is granted to a Participant in lieu of any bonus which they might otherwise have been paid in cash and which is designated as such by the Designated Corporate Officers;

“Business Day” means a day on which the London Stock Exchange (or, if relevant and if the Designated Corporate Officer determines, any stock exchange nominated by the Designated Corporate Officer on which the Shares are traded) is open for the transaction of business;

“Buy-out Award” means any Awards made to compensate for awards forfeit on recruitment;

“Company” means BP p.l.c;

“Conditional Award” means a conditional right to receive Shares granted under the Plan;

“Dealing Restrictions” means restrictions imposed by statute, order, regulation or Government directive, or by the Model Code or any code adopted by the Company based on the Model Code and for this purpose the Model Code means the Model Code on dealings in securities set out in Listing Rule 9, annex 1 (of the London Stock Exchange), as varied from time to time;

“Designated Corporate Officer” means the Group Chief Executive or other appropriate Corporate Officer authorised under BP’s System of Internal Control and associated delegations;

“Dividend Equivalent” means an amount linked to dividends paid on Shares subject to the Award;

“Final Lapse Date” means the latest date on which an Option will lapse set by the Designated Corporate Officer under rule 2.3.11 which will not be later than the 10th anniversary of the Award Date;

“Grantor” means the Company or any other entity which agrees to satisfy an Award under the Plan;

“Group” means:

(i)	the Company;

A18820566/0.10/02 Mar 2015

(ii)	its Subsidiaries from time to time; or

(iii)	any other company which is associated with the Company and is so designated by the Designated Corporate Officer and, for the avoidance of doubt, a company may be treated as an associated company for some purposes or in relation to some Participants but not in relation to others;

“London Stock Exchange” means London Stock Exchange plc;

“Market Value” means, on any date, the market value determined by the Designated Corporate Officer in such manner as they consider reasonable (which, without limitation, may use an average price over a period ending on that date and which may be different for different purposes under the Plan);

“Normal Vesting Date” means the date set for Vesting of an Award under rule 2.3.5;

“Option” means a right grant under the Plan to acquire Shares on exercise;

“Option Price” means the amount (which may be zero) payable on the exercise of an Option set by the Designated Corporate Officer under rule 2.3.11;

“Participant” means a person holding an Award or their personal representatives who have produced such evidence as the Designated Corporate Officer may reasonably require of their status;

“Performance Condition” means any performance condition imposed under rule 2.3.4;

“Plan” means these rules known as “The BP Share Award Plan 2015”, as changed from time to time;

“Restricted Shares” means Shares held in the name of or for the benefit of a Participant subject to the Restricted Share Agreement;

“Restricted Share Agreement” means the agreement referred to in rule 3.2;

“Retention Period” means any period during which rule 7 will apply;

“Retention Shares” means the Shares which are subject to a Retention Period;

“Shares” means fully paid ordinary shares in the capital of the Company and includes ADSs where appropriate;

“Subsidiary” means a company which is a subsidiary of the Company within the meaning of Section 1159 of the Companies Act 2006;

“Takeover” means:

(i)	a person (or a group of persons acting in concert) obtaining control (within the meaning of Section 995 of the Income Tax Act 2007) of the Company as the result of a general offer to acquire Shares becoming wholly unconditional; or

(ii)	a court sanctioning a compromise or arrangement in connection with the acquisition of Shares under Section 895 of the Companies Act 2006 or equivalent procedure under local legislation; or

(iii)	a person (or a group of persons acting in concert) obtaining control (within the meaning of Section 995 of the Income Tax Act 2007) of the Company in any other way.

A18820566/0.10/02 Mar 2015

“Vesting” means, subject to the rules and any Retention Period:

(i)	in relation to an Option, an Option becoming exercisable;

(ii)	in relation to a Conditional Award, a Participant becoming entitled to have the Shares issued or transferred to them; and

(iii)	in relation to Restricted Shares, the restrictions set out in the Restricted Share Agreement ceasing to have effect as described in rule 6.2.3;

and “Vesting” shall include the term “Vest” and “Vested”.

2	Granting Awards

2.1	Eligibility

The Grantor may grant an Award to any employee of any member of the Group selected by it, but an Award may not be granted to a director of the Company.

2.2	Timing of Awards

Awards may only be granted within 42 days starting on any of the following:

2.2.1	the date of shareholder approval of the Plan;

2.2.2	the day after the announcement of the Company’s results for any period;

2.2.3	the date of the Company’s annual general meeting;

2.2.4	any day on which the Designated Corporate Officer resolves that exceptional circumstances exist which justify the grant of Awards;

2.2.5	any day on which changes to the legislation or regulations affecting share plans are announced, effected or made; or

2.2.6	if the granting of Awards during any period specified above is prevented by any Dealing Restrictions, the date on which it is no longer prevented.

No Awards may be granted after the 10th anniversary of the date on which the Plan was approved by the Company in a general meeting or such earlier date as the Designated Corporate Officer may specify.

2.3	Terms set at grant

When granting an Award the Designated Corporate Officer may set the following terms:

2.3.1	whether the Award is over Shares or ADSs;

2.3.2	whether the Award will take the form of:

(i)	a Conditional Award;

(ii)	an Option;

(iii)	Restricted Shares,

or a combination of these;

2.3.3	subject to rule 4.1, the number of Shares subject to the Award;

2.3.4	the terms of any Performance Condition;

A18820566/0.10/02 Mar 2015

2.3.5	the Normal Vesting Date, or Dates if there is more than one in respect of an Award, and if relevant, the extent to which the Award will be capable of Vesting on each Normal Vesting Date (unless specified in any Performance Condition);

2.3.6	whether or not a Retention Period will apply and if so, when it will normally end and how the number of Retention Shares will be determined;

2.3.7	whether or not the Award carries a Dividend Equivalent (see rule 6.3) and, if so, the basis on which it will be calculated;

2.3.8	the Award Date;

2.3.9	whether the Award is a Bonus Deferral Award;

2.3.10	whether the Award will be cash settled as described in rule 6.4; and

2.3.11	in the case of an Option, the Option Price and the Final Lapse Date;

2.4	Performance Conditions

The Designated Corporate Officer may decide that Vesting of an Award will be conditional on the satisfaction of one or more conditions set by the Designated Corporate Officer on grant. The Performance Conditions may be linked to the performance of the Company, the Participant and/or any member of the Group or any other matter and may provide that the Award will lapse to the extent that they are not satisfied. Performance Conditions will normally be tested over at least three financial years of the Company.

The Designated Corporate Officer may change a Performance Condition if anything happens which causes the Designated Corporate Officer to consider it appropriate to do so.

2.5	No payment for Awards

A Participant is not required to pay for the grant of an Award.

3	Documentation of Awards

3.1	Awards other than Restricted Shares

An Award (other than an Award of Restricted Shares) will be granted by deed or by resolution if determined by the Designated Corporate Officer and the Participant will be notified of the grant of the Award and the terms set under rule 2.3.

3.2	Restricted Shares

Where an Award takes the form of Restricted Shares, the Participant must (if required by the Designated Corporate Officer) enter into:

3.2.1	an agreement with the Grantor, that to the extent that the Award lapses under the Plan, the Shares are forfeited and they will immediately transfer their interest in them, for no consideration or nominal consideration, to any person (which may include the Company, where permitted) specified by the Grantor;

3.2.2	any tax elections required by the Designated Corporate Officer;

A18820566/0.10/02 Mar 2015

3.2.3	any other documentation which the Designated Corporate Officer considers necessary or desirable to give effect to the terms of the Award, including a power of attorney or blank stock transfer form.

if they do not do so within a period specified by the Designated Corporate Officer, the Award will lapse at the end of that period.

On or after the grant of an Award of Restricted Shares, the Grantor will procure that the relevant number of Shares is issued or transferred to the Participant or to another person to be held for the benefit of the Participant under the terms of the Plan. The share certificates or other documents of title relating to any Restricted Shares may be retained by the Grantor.

4	Limits

4.1	Individual limit

An Award must not be granted to a person if it would, at the proposed Award Date, cause the Market Value of Shares subject to Awards (as at the relevant Award Date) that they have been granted in respect of that financial year to exceed 550% of their Basic Salary.

The following will be excluded from this limit:

4.1.1	Shares which may be acquired under any Dividend Equivalent;

4.1.2	Bonus Deferral Awards; and

4.1.3	Buy-out Awards.

4.2	Plan limits—10 per cent

An Award must not be granted if the number of Shares committed to be issued under that Award exceeds 10 per cent of the ordinary share capital of the Company in issue immediately before that day, when added to the number of Shares which have been issued, or committed to be issued, to satisfy Awards under the Plan, or options or awards under any other employee share plan operated by the Company, granted in the previous 10 years.

4.3	Plan limits—5 per cent

An Award must not be granted if the number of Shares committed to be issued under that Award exceeds 5 per cent of the ordinary share capital of the Company in issue immediately before that day, when added to the number of Shares which have been issued, or committed to be issued, to satisfy Awards under the Plan, or options or awards under any other discretionary employee share plan adopted by the Company, granted in the previous 10 years.

4.4	Scope of Plan limits

When calculating the limits in rules 4.2 and 4.3, Shares will be ignored:

4.4.1	where the right to acquire them is released or lapses;

4.4.2	which are committed to be issued under any Dividend Equivalent.

A18820566/0.10/02 Mar 2015

As long as so required by The Investment Association, shares transferred from treasury to satisfy Awards are counted as part of the ordinary share capital of the Company, and as shares issued by the Company.

4.5	Awards in breach of limits

If the Grantor tries to grant an Award which is inconsistent with this rule 4, the Award will be limited and will take effect from the Award Date on a basis consistent with this rule.

5	Before Vesting

5.1	Voting and dividends

5.1.1	A Participant is not entitled to vote, to receive dividends or to have any other rights of a shareholder in respect of Shares subject to an Option or a Conditional Award until the Shares are issued or transferred to the Participant.

5.1.2	Except to the extent specified in the Restricted Share Agreement, a Participant will have all rights of a shareholder in respect of Restricted Shares until the Award lapses.

5.2	Transfer

Unless agreed by the Corporate Designated Officer, a Participant may not transfer, assign or otherwise dispose of an Award or any rights in respect of it. If they do, whether voluntarily or involuntarily, then that Award will immediately lapse. This rule 5.2 does not apply to the transmission of an Award on the death of a Participant to his personal representatives.

5.3	Adjustment of Awards

5.3.1	If there is:

(i)	a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital;

(ii)	a demerger (in whatever form) or exempt distribution by virtue of Section 1075 of the Corporation Tax Act 2010;

(iii)	a special dividend or distribution, or

(iv)	any other corporate event which might affect the current or future value of any Award,

the Designated Corporate Officer may adjust the number or class of Shares or securities subject to the Award and, in the case of an Option, the Option Price.

5.3.2	Subject to the Restricted Share Agreement, a Participant will have the same rights as any other shareholders in respect of Restricted Shares where rule 5.3.1 applies. Any shares, securities or rights allotted to a Participant as a result of such an event will be:

(i)	treated as if they were awarded to the Participant under the Plan in the same way and at the same time as the Restricted Shares in respect of which the rights were conferred; and

A18820566/0.10/02 Mar 2015

(ii)	subject to the rules of the Plan and the terms of the Restricted Share Agreement.

6	Vesting

6.1	Timing and extent of Vesting

Subject to the rest of these rules, an Award will Vest on the later of the following:

6.1.1	the Normal Vesting Date;

6.1.2	the date on which the Designated Corporate Officer determines the extent to which any Performance Condition or any other conditions are satisfied (which they will do as soon as reasonably practicable after the end of the period over which they are tested);

or on any other date on which the Award Vests under these rules. For the avoidance of doubt where there is more than one Normal Vesting Date in respect of an Award then the Award will only be capable of Vesting to the extent stated on grant under rule 2.3.5 on each Normal Vesting Date.

6.2	Consequences of Vesting

6.2.1	If an Award takes the form of a Conditional Award, as soon as reasonably practicable after Vesting, the Grantor will arrange (subject to the rest of this rule 6 and rules 7, 9 and 12) for the issue or transfer to, or to the order of, the Participant, of the number of Shares in respect of which the Award has Vested.

6.2.2	A Participant can only exercise an Option to the extent it has Vested. To exercise it, the Participant must give notice in any prescribed form to the Grantor and pay any Option Price or make arrangements satisfactory to the Grantor for its payment. Subject to the rest of this rule 6 and rules 7, 9 and 12, the Grantor will arrange for Shares to be issued or transferred to the Participant within 30 days of the date on which the Option is exercised. Notwithstanding anything else in these rules, an Option will always lapse on the Final Lapse Date if it does not lapse earlier under these rules.

6.2.3	To the extent an Award of Restricted Shares Vests, the restrictions referred to in rule 3 and contained in the Restricted Share Agreement will cease to apply.

6.3	Dividend Equivalent

If an Award carries a Dividend Equivalent, the Participant will be entitled to an amount equal to the dividends paid on the number of Shares in respect of which the Award Vests from the Award Date to the date of Vesting (rounded down to the nearest whole Share). The Dividend Equivalent may be determined on the basis that any dividend is notionally reinvested in further Shares from the date of payment.

The Dividend Equivalent will be paid in cash or additional Shares as determined by the Designated Corporate Officer.

In the case of an Option, the Designated Corporate Officer may decide, when the Option is granted, that the Dividend Equivalent:

6.3.1	will relate to dividends from the Award Date to the date of Vesting and

A18820566/0.10/02 Mar 2015

(i)	will be added to the number of Shares in respect of which the Award Vests; and/or

(ii)	will be paid on exercise instead of Vesting; and/or

6.3.2	will relate to dividends from the Award Date to the date of exercise instead of the date of Vesting; and/or

6.3.3	will be paid in respect of the number of Shares in respect of which the Option is exercised.

6.4	Cash and share alternative

The Grantor may satisfy an Option or Conditional Award by paying the Participant an amount in cash equal to the Market Value of the number of Shares in respect of which the Award Vests or is exercised. In the case of an Option, the Option Price can be deducted from the amount of cash and the Participant need not pay it.

An Award may be granted on the basis that it will always be satisfied in this way.

Where a Participant becomes entitled to a cash payment under these rules, the Grantor can satisfy that entitlement by issuing or transferring a number of Shares which have a Market Value on the date of entitlement equal to the amount of cash.

6.5	Delay in Vesting or issue or transfer of Shares

If Vesting or the issue or transfer of Shares in satisfaction of an Award is prevented by any Dealing Restriction, the period for Vesting, issue or transfer will be delayed for that Award until the Dealing Restriction no longer applies.

6.6	Automatic exercise of Options

6.6.1	To the extent that:

(i)	an Option is exercisable but has not been exercised by the close of the Business Day before the date on which it would lapse but for this rule 6.6; and

(ii)	it is in the money on that day,

the Company will, unless the Designated Corporate Officer decides otherwise, treat it as having been exercised on that day.

6.6.2	The Company will, subject to any decision made under rule 6.6.4 arrange for sufficient of the Shares resulting from the exercise to be sold on behalf of the Participant to raise an amount (after costs of sale) equal to the Option Price and any tax or social security required to be withheld under rule 12.2. The remaining Shares subject to the Option will be issued or transferred as set out in rule 6.2.2.

6.6.3	An Option is ‘in the money’ on any day, if the Designated Corporate Officer estimate that, if all the Shares resulting from exercise were sold on that day, the sale proceeds (after making a reasonable allowance for any costs of sale) would be more than the Option Price.

6.6.4	The Participant may give notice, at any time before the day referred to in rule 6.6.1, requesting that this rule 6.6 not apply to the Option.

A18820566/0.10/02 Mar 2015

6.6.5	For the avoidance of doubt, this rule 6.6 will not apply to the extent that the Option lapses by virtue of the Participant leaving employment or under rule 8.8 (but will apply if at the end of the period for exercise following leaving employment). No member of the Group will be liable for any loss incurred by the Participant as a result of the application or failure to apply this rule 6.6.

7	Retention Period

This rule 7 applies if the Designated Corporate Officer determines under rule 2.3 that an Award is subject to a Retention Period.

7.1	How the Retention Period will apply to an Award

7.1.1	Before the Award Vests, the Designated Corporate Officer will determine whether:

(i)	the Award will continue in respect of the Retention Shares through the Retention Period (subject to this rule 7); or

(ii)	the Retention Shares will be issued or transferred into the beneficial ownership of the Participant (“Owned Shares”) and held in accordance with this rule 7.

7.1.2	Where the Designated Corporate Officer determines that the Award will continue through the Retention Period, they shall calculate the number of Shares which Vest in accordance with rule 6.1 but the Retention Shares will only be issued or transferred or cash paid under rule 6.2 at the end of the Retention Period and subject to this rule 7.

7.1.3	Where the Designated Corporate Officer has determined that Owned Shares will be issued or transferred to the Participant, they will calculate the number of Shares which Vest in accordance with rule 6.1 and will issue or transfer the beneficial ownership of the Retention Shares (if not already held in respect of an Award of Restricted Shares), for no consideration, to any person specified by the Designated Corporate Officer to be held during the Retention Period under this rule 7.

7.1.4	Where the Award is an Option and the Designated Corporate Officer has determined that it will continue during the Retention Period, the Option will become exercisable as described in rule 6.2 and any Retention Shares acquired on the exercise of the Option during the Retention Period (less any tax paid) will continue to be held as Owned Shares.

7.2	Tax

Where tax is payable at the start of the Retention Period then rule 12.2 (Tax) will apply and Shares may be sold or the number of Shares under Award reduced under that rule. To the extent they are, the Retention Period will apply in respect of the remainder of the Shares.

7.3	Rights during the Retention Period

7.3.1	The following additional provisions will apply to Owned Shares during the Retention Period:

(i)	The Participant will be entitled to vote and to receive dividends and have all other rights of a shareholder in respect of the Owned Shares from the date the Participant becomes the beneficial owner.

A18820566/0.10/02 Mar 2015

(ii)	The Participant may not transfer, assign or otherwise dispose of the Owned Shares or any interest in them (or instruct anyone to do so) except in the case of:

(a)	the sale of sufficient entitlements nil-paid in relation to a Share to take up the balance of the entitlements under a rights issue or similar transaction; or

(b)	to fund any tax in accordance with rule 7.2.

(iii)	Any securities which the Participant receives in respect of Owned Shares as a result of an event described in rule 5.3 during the Retention Period will, unless the Designated Corporate Officer decides otherwise, be subject to the same restrictions as the corresponding Owned Shares. This will not apply to any Shares which a Participant acquires on a rights issue or similar transaction to the extent that they exceed the number he would have acquired on a sale of sufficient rights under the rights issued nil-paid to take up the balance of the rights.

7.3.2	The following provisions will apply during the Retention Period where an Award continues through the Retention Period:

(i)	Except as required under rule 7.2 (tax), the Participant will have no rights in respect of the Retention Shares until the Shares are acquired at the end of the Retention Period.

(ii)	The Participant may not transfer, assign or otherwise dispose of the Retention Shares subject to any Award or any interest in them.

(iii)	If the Award carried a Dividend Equivalent, rule 6.3 will apply from the Award Date until the end of the Retention Period.

7.4	Leaving employment and the Retention Period

7.4.1	If the Participant leaves employment during the Retention Period rule 8.1 will not apply unless the Designated Corporate Officer decides otherwise.

7.4.2	If a Participant leaves employment before the start of the Retention Period and the Award does not lapse, the Designated Corporate Officer may decide that the Retention Period will not apply.

7.5	Forfeiture of Owned Shares

To the extent that Owned Shares are forfeited under rule 9, the Participant is deemed to consent to the immediate transfer of their beneficial ownership of the Shares, for no consideration or nominal consideration, to any person (which may include the Company, where permitted) specified by the Designated Corporate Officer.

7.6	End of the Retention Period

7.6.1	The Retention Period will end on the earliest of the following:

(i)	the date on which the Retention Period will normally end, as set by the Designated Corporate Officer in relation to the Award under rule 2.3;

A18820566/0.10/02 Mar 2015

(ii)	the date on which the Designated Corporate Officer decides that the number of Retention Shares is sufficiently small that the continuation of the Retention Period is not warranted;

(iii)	the date on which the Participant dies; and

(iv)	the date on which a Takeover or other transaction by virtue of which rule 10.1 applies, unless the Award is exchanged.

7.6.2	At the end of a Retention Period, the restrictions relating to Owned Shares in rule 7.3.1 will cease to apply and the Shares will be transferred to the Participant or as they may direct.

7.6.3	At the end of a Retention Period, rule 6 will apply and the Shares will be issued or transferred or cash paid to the Participant.

8	Leaving employment

8.1	General rule

Subject to rule 8.5, an Award will lapse if the Participant leaves employment before the Award Vests.

8.2	Exceptions

If a Participant leaves employment before the Award Vests:

8.2.1	for one of the reasons set out below; or

8.2.2	in any other circumstances if the Designated Corporate Officer so decides,

their Award will not lapse but will continue in effect and the Award will Vest (if at all) to the extent any Performance Condition is satisfied on the date of Vesting. Unless the Designated Corporate Officer decides otherwise, the number of Shares in respect of which it Vests will also be reduced on a pro-rata basis to reflect the fact that they left early.

The reasons are:

8.2.3	ill-health, injury or disability, as established to the satisfaction of the Company;

8.2.4	retirement with the agreement of the Participant’s employer;

8.2.5	the Participant’s employing company ceasing to be a member of the Group;

8.2.6	a transfer of the undertaking, or the part of the undertaking, in which the Participant works to a person which is neither a member of the Group; or

8.2.7	redundancy within the meaning of the Employment Rights Act 1996 in circumstances where a redundancy payment is payable.

8.3	Death

8.3.1	If a Participant dies, their Award will Vest, to the extent described in rule 8.2 on the date of death.

8.3.2	If the Award is subject to a Performance Condition, rule 8.4.3 will apply or the Designated Corporate Officer may decide to waive the Performance Condition.

A18820566/0.10/02 Mar 2015

8.3.3	If the Award is an Option, it will be exercisable for two years from the date of death, after which it will lapse.

8.4	Early Vesting

8.4.1	If rule 8.2 applies, the Designated Corporate Officer may decide that the Participant’s Award will Vest, to the extent described in that rule, on the date of leaving or a later date determined by that Designated Corporate Officer.

8.4.2	If the Award is an Option, it will be exercisable for six months (or such longer period as the Designated Corporate Officer may allow) from the date of leaving, after which it will lapse.

8.4.3	If the Award is subject to a Performance Condition, the Designated Corporate Officer will determine the extent to which it is satisfied on the date of Vesting in accordance with its terms or, if not specified in those terms, he or she will estimate the extent to which it would be satisfied in such manner as he or she considers reasonable.

8.5	Bonus Deferral Awards and Buy-out Awards

The Designated Corporate Officer may decide that rule 8.1 will not apply to Bonus Deferral Awards or Buy-out Awards or will apply subject to such modifications as may be determined at grant.

8.6	Period for exercise of Options

After the Participant has left employment, an Option will lapse six months (or such other period as the Designated Corporate Officer may allow) from the latest of:

8.6.1 the date on which he left;

8.6.2 the date on which the Option Vests under rule 8; and

8.6.3 the end of any applicable Retention Period.

8.7	General

8.7.1	A Participant will only be treated as ‘leaving employment’ when he is no longer an employee of any member of the Group and will not be treated as leaving employment if he commences employment with a member of the Group within seven days of leaving.

8.7.2	The Designated Corporate Officer may decide that a Participant will be treated as leaving employment on the date he gives or is given notice terminating his office or employment.

8.7.3	The Designated Corporate Officer may exercise any discretion under this rule 8 differently in relation to different Awards held by the same Participant.

8.8	Transfer

If a Participant has not left employment but is transferred to work in another country or changes tax resident status and, as a result they would:

8.8.1	suffer a tax disadvantage in relation to their Award (this being shown to the satisfaction of the Designated Corporate Officer); or

A18820566/0.10/02 Mar 2015

8.8.2	become subject to restrictions on his ability to hold or deal in the Shares or the proceeds of the sale of the Shares acquired on Vesting or exercise because of the securities laws or exchange control laws of the country to which he is transferred, then the Designated Corporate Office may decide that the Award will Vest on a date they choose before or after the transfer takes effect. The Award will Vest to the extent they permit and will lapse as to the balance.

8.9	Career Breaks

8.9.1	If a Participant is on a career break on the date that their Awards would ordinarily Vest under the Plan, then unless the Designated Corporate Officer determines otherwise in any particular case, the Awards will Vest in accordance with these rules (but subject to any Retention Period) as soon as practicable after it has been determined that the Participant has returned to normal employment at the end of the career break and has continued to be in their normal employment for a period of three months from the date of return, and in that period has not given or received notice of termination of employment. For the purposes of this rule, career break means an extended period of unpaid leave from normal work, without ceasing to be an employee of any member of the Group with the agreement of the Company which is designated by the Designated Corporate Officer as a career break for the purposes of these rules.

8.9.2	Unless any of the reasons set out in rules 8.2, 8.3 or 10 apply, if the Participant ceases to be an employee or director of any member of the Group before having returned to normal employment at the end of the career break or during the three month period referred to in rule 8.9.1, then the Awards will lapse on cessation of employment. If any of the reasons set out in rules 8.2 or 8.3 do apply, the Awards will Vest in accordance with these rules (but subject to any Retention Period) as soon as practicable after cessation of employment. If any of the reasons set out in rule 10 apply, Awards will Vest in accordance with that rule.

9	Malus and clawback

9.1	Application of malus and clawback

Notwithstanding any other rules of the Plan the Designated Corporate Officer may decide that malus will apply if the Designated Corporate Officer has determined that one or more of the following circumstances below have arisen and, in the case of clawback, if the circumstance described in rules 9.1.1 , 9.1.4 or 9.1.5) have arisen.

The circumstances are:

9.1.1	The Participant has engaged in conduct (including, but not limited to, a violation of the BP Code of Conduct) which the Designated Corporate Officer considers was contrary to the legitimate expectations of the Company for an employee in the Participant’s position (or the position occupied by the Participant before he left the Group).

9.1.2	Results announced for any period have been restated or subsequently appeared materially financially inaccurate or misleading as determined by the Designated Corporate Officer.

A18820566/0.10/02 Mar 2015

9.1.3	A business unit or profit centre in which the Participant worked has made a material financial loss as a result of circumstances that could reasonably have been risk-managed and which leads to or is likely to create reputational damage to the Group.

9.1.4	Any team, business area, member of the Group or profit centre in which the Participant works has been the subject of any regulatory investigation or has been in breach of any laws, rules or codes of conduct applicable to it or the standards reasonably expected of it.

9.1.5	The Designated Corporate Officer determines that material reputational damage has been caused to the Group or any Member of the Group for which the Participant is responsible or accountable and which could have been reasonably avoided or mitigated.

9.1.6	Any other event as a result of which the Directors consider that the application of this rule is appropriate.

9.2	Malus

Where the Designated Corporate Officer decides that malus will apply to a Participant:

9.2.1	the Award will lapse or, in the case of Owned Shares, will be forfeited, wholly or in part as they may determine; and/or

9.2.2	the Restricted Period or any Holding Period for any Award will be extended by such period as he may determine; and/or

9.2.3	if the Award has already Vested but Shares have not yet been Released (because of, for example, any Dealing Restrictions), a reduced number of Shares as determined by the Designated Corporate Officer will be Released to the Participant.

9.3	Clawback

Where the Designated Corporate Officer decides that clawback will apply to a Participant then the Participant must transfer to or to the order of the Company, for no consideration, a number of Shares equal (or as may be required less than) those which they acquired pursuant to any Award or pay to or to the order of the Company an amount equal to the market value of such Shares.

9.4	General

9.4.1	For the avoidance of doubt, circumstances described in rule 9.1 can arise even if the Participant was not responsible for the event in question or if it happened before or after the Vesting or grant of the Award.

9.4.2	Malus and/or clawback may be applied differently for different Participants or for different Awards held by the same Participant in relation to the same event.

9.4.3	The Designated Corporate Officer will notify the Participant of any application of malus or clawback.

9.4.4	Without limiting rule 12.1, the Participant will not be entitled to any compensation in respect of any application of malus or clawback.

A18820566/0.10/02 Mar 2015

9.5	Joining a Competitor Organisation

Where a Participant has ceased to be an employee but has retained their Award as a consequence of rule 8.2 the Designated Corporate Officer retains the right to lapse their Award or forfeit their Retention Shares if, prior to acquiring the Shares, the Participant joins a Competitor Organisation of any member of the Group within 12 months of ceasing to be an employee. The Designated Corporate Officer will have the sole discretion to determine the definition of “Competitor Organisation.

10	Takeovers and other corporate events

10.1	Takeovers

10.1.1	Unless exchanged under rule 10.3, all Awards will Vest on a Takeover to the extent described in rule 10.2.

10.1.2	If the Company is or may be affected by:

(i)	any demerger, delisting, distribution (other than an ordinary dividend) or other transaction which, in the opinion of the Designated Corporate Officer, might affect the current or future value of any Award, or

(ii)	any reverse takeover (not within rule 10.1.1), merger by way of a dual listed company or other significant corporate event, as determined by the Designated Corporate Officer,

the Designated Corporate Officer may allow an Award to Vest to the extent specified in rule 10.2.

10.2	Extent of Vesting

Where rule 10.1 applies, an Award will Vest to the extent that any Performance Condition has been met to the date of Vesting.

Unless the Designated Corporate Officer decides otherwise, the number of Shares in respect of which the Award Vests will be reduced on a pro-rata basis to reflect the fact that it is Vesting early.

10.3	Exchange of Awards

An Award will not Vest under rule 10.1.1 but will be exchanged to the extent that:

10.3.1	an offer to exchange the Award is made and accepted by a Participant; or

10.3.2	the Designated Corporate Officer, with the consent of the Acquiring Company, decides before the Takeover that the Award will be automatically exchanged.

Where an Award is exchanged, the Participant will be granted a new award in exchange for an existing Award. The new Award:

10.3.3	must confer a right to acquire shares in the Acquiring Company or another body corporate determined by the Acquiring Company;

10.3.4	must be equivalent to the existing Award, subject to rule 10.3.6;

10.3.5	will be treated as having been acquired at the same time as the existing Award and, subject to rule 10.3.6, will Vest in the same manner and at the same time and be subject to the same Retention Period;

A18820566/0.10/02 Mar 2015

10.3.6	must:

(i)	be subject to a Performance Condition which is, so far as possible, equivalent to any Performance Condition applying to the existing Award; or

(ii)	not be subject to any Performance Condition but be in respect of the number of shares which is equivalent to the number of Shares comprised in the existing Award which would have Vested under rule 10.2

10.3.7	subject to these rules, will Vest as described in rule 6;

10.3.8	will be subject to such other terms as the Designated Corporate Officer considers appropriate in all the circumstances; and

10.3.9	will be governed by the Plan, excluding rule 11.2, as if references to Shares were references to the shares over which the new award is granted and references to the Company were references to the Acquiring Company or the body corporate determined under rule 10.3.3 above.

10.4	Effect on Options

Where Awards Vest under rule 10.1, Options will lapse (unless exchanged), two months after the date of the event by virtue of which that rule applies.

11	Changing the Plan

11.1	Designated Corporate Officer’s powers

Except as described in the rest of this rule 11, the Designated Corporate Officer may at any time change the Plan, including the terms of any Award already granted, in any way.

11.2	Shareholder approval

11.2.1	Except as described in rule 11.2.2, the Company in a general meeting must approve in advance by ordinary resolution any proposed change to the Plan to the advantage of present or future Participants, which relates to:

(i)	eligibility;

(ii)	the limits on the number of Shares which may be issued under the Plan;

(iii)	the individual limit for each Participant under the Plan;

(iv)	the basis for determining a Participant’s entitlement to, and the terms of, securities, cash or other benefit to be provided and for the adjustment thereof (if any) if there is a capitalisation issue, rights issue or open offer, sub-division or consolidation of shares or reduction of capital or any other variation of capital; or

(v)	the terms of this rule 11.2.1.

11.2.2	The Designated Corporate Officer can change the Plan and need not obtain the approval of the Company in general meeting for any changes to a Performance Condition in accordance with rule 2.4 or for minor changes:

(i)	to benefit the administration of the Plan;

A18820566/0.10/02 Mar 2015

(ii)	to comply with or take account of the provisions of any proposed or existing legislation;

(iii)	to take account of any changes to legislation; or

(iv)	to obtain or maintain favourable tax, exchange control or regulatory treatment of the Company, any Subsidiary or any present or future Participant.

11.3	Notice

The Designated Corporate Officer is not required to give Participants notice of any changes.

12	General

12.1	Terms of employment

12.1.1	This rule 12.1 applies during an employee’s employment and after the termination of an employee’s employment, whether or not the termination is lawful.

12.1.2	Nothing in the rules or the operation of the Plan forms part of the contract of employment of an employee. The rights and obligations arising from the employment relationship between the employee and his employer are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment.

12.1.3	No employee has a right to participate in the Plan. Participation in the Plan or the grant of Awards on a particular basis in any year does not create any right to or expectation of participation in the Plan or the grant of Awards on the same basis, or at all, in any future year.

12.1.4	The terms of the Plan do not entitle the employee to the exercise of any discretion in his favour.

12.1.5	The employee will have no claim or right of action in respect of any decision, omission or discretion, which may operate to the disadvantage of the employee (including, without limitation, any action taken under rule 9 even if it is unreasonable, irrational or might otherwise be regarded as being in breach of the duty of trust and confidence (and/or any other implied duty) between the employee and his employer.

12.1.6	No employee has any right to compensation for any loss in relation to the Plan, including any loss in relation to:

(i)	any loss or reduction of rights or expectations under the Plan in any circumstances (including lawful or unlawful termination of employment);

(ii)	any exercise of a discretion or a decision taken in relation to an Award or to the Plan, or any failure to exercise a discretion or take a decision;

(iii)	the operation, suspension, termination or amendment of the Plan.

12.1.7	Any duty or term implied by law which would affect the interpretation or operation of the Plan or any Award is expressly overridden.

A18820566/0.10/02 Mar 2015

12.1.8	Employee shall for the purposes of this rule mean any employee of a member of the Group.

12.2	Tax

The Participant will be responsible for all taxes, social security contributions and other liabilities arising out of or in connection with an Award or the acquisition, holding or disposal of Shares or any interest in them or any changes in the rights or restrictions attached to them. If the Grantor, any member of the Group or the trustee of any employee benefit trust has any liability to pay or account for any such tax or contribution, it may meet the liability by:

12.2.1	selling Shares to which the Participant becomes entitled on his behalf and using the proceeds to meet the liability;

12.2.2	deducting the amount of the liability from any cash payment due under the Plan;

12.2.3	reducing the number of Shares to which the Participant would otherwise be entitled; and/or

12.2.4	deducting the amount from any payment of salary, bonus or other payment due to the Participant.

The Participant will enter into any elections required by the Designated Corporate Officer, including elections under Part 7 of the Income Tax (Earnings and Pensions) Act 2003 and/or elections to transfer any liability, or agreements to pay social security contributions.

12.3	Designated Corporate Officer’s decision final and binding

The decision of the Designated Corporate Officer on the interpretation of the Plan or in any dispute relating to an Award granted or matter relating to the Plan will be final and conclusive.

12.4	Documents sent to shareholders

The Company is not required to send to Participants copies of any documents or notices normally sent to the holders of its Shares.

12.5	Costs

The Company will pay the costs of introducing and administering the Plan. The Company may ask a Participant’s employer or any other member of the Group to bear the costs in respect of an Award to that Participant.

12.6	Data protection

By participating in the Plan the Participant consents to the holding and processing of personal information provided by the Participant to any member of the Group, trustee or third party service provider, for all purposes relating to the operation of the Plan. These include, but are not limited to:

12.6.1	administering and maintaining Participant records;

12.6.2	providing information to members of the Group, trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

A18820566/0.10/02 Mar 2015

12.6.3	providing information to future purchasers or merger partners of the Company, the Participant’s employing company, or the business in which the Participant works;

12.6.4	transferring information about the Participant to a country or territory that may not provide the same statutory protection for the information as the Participant’s home country.

The Participant is entitled, on payment of a fee, to a copy of the personal information held about them. If anything is inaccurate the Participant has the right to have it corrected.

12.7	Consents

All allotments, issues and transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in any relevant country. The Participant is responsible for complying with any requirements he needs to fulfil in order to obtain or avoid the necessity for any such consent.

12.8	Share rights

Shares issued to satisfy Awards under the Plan will rank equally in all respects with the Shares in issue on the date of allotment. They will not rank for any rights attaching to Shares by reference to a record date preceding the date of allotment. Where Shares are transferred to a Participant, including a transfer out of treasury, the Participant will be entitled to all rights attaching to the Shares by reference to a record date on or after the transfer date. The Participant will not be entitled to rights before that date.

12.9	Listing

If and so long as the Shares are listed and traded on a public market, the Company will apply for listing of any Shares issued under the Plan as soon as practicable.

12.10	Separate provisions

Each of the provisions of these rules is entirely separate and independent from each of the other provisions. If any provision of any rule is found to be invalid, illegal or unenforceable, in whole or in part, in relation to an Award or a Participant, the provision shall apply to that Award or Participant with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the parties.

To the extent it is not possible to delete or modify the provision, in whole or in part then such provision or part of it will be deemed, to the extent that it is illegal, invalid or unenforceable, never to have been part of these rules in relation to that Award or that Participant and to the extent that it is possible to do so, this will not affect the validity or enforceability of any of the remaining provisions of that or any other rule.

12.11	Notices

12.11.1	Any information or notice to a person who is or will be eligible to be a Participant under or in connection with the Plan may be posted, or sent by electronic means, in such manner to such address as the Company considers appropriate, including publication on any intranet.

12.11.2	Any information or notice to the Company or other duly appointed agent under or in connection with the Plan may be sent by post or transmitted to it at its registered office or such other place, and by such other means, as the Designated Corporate Officer or duly appointed agent may decide and notify to Participants.

A18820566/0.10/02 Mar 2015

12.11.3	Notices sent by post will be deemed to have been given on the second day after the date of posting. However, notices sent by or to a Participant who is working overseas will be deemed to have been given on the seventh day after the date of posting. Notices sent by electronic means, in the absence of evidence to the contrary, will be deemed to have been received on the day after sending.

12.12	Governing law and jurisdiction

English law governs the Plan and all Awards and their construction. The English courts have exclusive jurisdiction in respect of disputes arising under or in connection with the Plan or any Award.

13	Sub-Plans

13.1	Designation of Sub-Plans

The Designated Corporate Officer may designate any set of rules as a sub-plan (“Sub-Plan”) to the Plan. The rules of a Sub-Plan may be different to those of the Plan but must not be such as would require the approval of the Company in general meeting if the Plan were amended to include them under rule 11.2.

13.2	Scope of Sub-Plans

Subject to rule 13.1, the rules of a Sub-Plan can:

13.2.1	set out how any discretion or power given under these rules will be exercised in relation to any or all awards under the Sub-Plan;

13.2.2	disapply any of the rules or apply additional rules;

13.2.3	set out circumstances in which rule 8.2 will apply in relation to the Award which are not listed in that rule or specify circumstances which are listed in that rule but which will not apply;

13.3	Further details

In addition:

13.3.1	A Sub-Plan may have been adopted before or after this Plan.

13.3.2	A Sub-Plan may be a Sub-Plan in relation to awards granted under it before or after it was designated as a Sub-Plan.

13.3.3	Awards under a Sub-Plan will be treated as Awards for the purposes of the limits on individual and overall participation in rule 4.

13.3.4	If there is a conflict between the rules of the Plan and the Sub-Plan, the Sub-Plan will prevail except to the extent that it would not comply with rule 13.1. Where there is a conflict between the Plan and the Sub-Plan in respect of Awards granted before the date of shareholder approval of the Plan then the Sub-Plan will apply even though it may not comply with rule 13.1.

A18820566/0.10/02 Mar 2015

13.3.5	For the avoidance of doubt, where the rules of the Sub-Plan are more restrictive than this Plan then the terms of that Sub-Plan shall to the exclusion of the Plan apply to the Awards made under it.

13.3.6	The Designated Corporate Officer may at any time decide that a Sub-Plan will cease to be a Sub-Plan.

13.3.7	Amendments to the Sub-Plan will be subject to rule 11.2.

13.4	Local Plans

The Designated Corporate Officer may also, without obtaining the approval of the Company in general meeting, establish further plans (by way of schedules to the rules or otherwise) based on the rules, but modified to take account of local tax, exchange control or securities law in non-UK territories. However, any Shares made available under such plans are treated as counting against any limits on individual or overall participation in the Plan under rule 4.

A18820566/0.10/02 Mar 2015